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                                                                   Exhibit 10.21

                           DIRECTED ELECTRONICS, INC.

                                JAMES E. MINARIK
                        SALE BONUS CANCELLATION AGREEMENT

      This Sale Bonus Cancellation Agreement (the "Agreement") is made and entered into by James E. Minarik (the "Employee") and Directed Electronics, Inc., a Florida corporation formerly known as "DEI Holdings, Inc." (the "Company").

                                    RECITALS

      A. The Employee and the Company are parties to that certain Sale Bonus Agreement, dated as of December 7, 2004, a copy of which is attached as Exhibit A (the "Sale Bonus Agreement"), which provides the Employee with certain compensation in the event of a Company "Sale Event" for consideration in excess of certain specified amounts (as described in the Sale Bonus Agreement).

      B. The Company has filed a registration statement (the "Registration Statement") on Form S-1 (File No. 333-127823) pursuant to the Securities Act of 1933, as amended.

      C. The Sale Bonus Agreement provides in Section 3 that in the event of the Company's initial public offering of common stock, the Company and the Employee will negotiate a fair compensation arrangement.

                                    AGREEMENT

      In consideration of the mutual covenants and premises herein contained, the parties agree as follows:

      1. Termination of Sale Bonus Agreement and Related IPO Awards.

         (a) Schedule 1 Definitions. Attached as Schedule 1 are certain definitions which are incorporated herein by reference. Unless otherwise provided herein, capitalized terms used in this Agreement have the meanings attributed thereto on Schedule 1.

         (b) Employee's Applicable Percentage. The Sale Bonus Agreement provides that, upon the consummation of any "Sale Event" that results in more than $83,750,000 of net proceeds distributable to the Company's common shareholders, the Employee shall receive an amount equal to the sum of (x) $2,235,973, plus
(y) 5.0% of the "Net Equity Proceeds" (as such terms are defined in the Sale Bonus Agreement). Such 5.0% figure is referred to herein as "Employee's Applicable Percentage."

         (c) IPO Closing. The consummation of the initial public offering of the Company's common stock pursuant to the Registration Statement is referred to herein as the "IPO Closing." Upon the IPO Closing, the Sale Bonus Agreement shall be null and void and of no further effect.

         (d) IPO Awards. Upon the IPO Closing, and in consideration of the related termination of the Sale Bonus Agreement, the Company shall:

            (i) pay to the Executive an amount (the "Cash Amount") equal to the sum of (1) $2,235,973, plus (2) the product of (x) the Employee's Applicable Percentage, multiplied by (y) twenty percent (20%), multiplied by (z) the "Deemed Company Value" (as defined on Schedule 1); and

            (ii) grant to the Employee a Restricted Stock Unit Award, pursuant to the agreement in the form attached hereto as Exhibit B (the "RSU"), for the number of shares of Company common stock equal to the quotient of (1) the product of (x) the Employee's Applicable Percentage,
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multiplied by (y) eighty percent (80%), multiplied by (z) the "Deemed Company
Value," divided by (2) the "IPO Price" (as defined on Schedule 1).

      2. Effectiveness. If the IPO Closing does not occur by May 15, 2006, this Agreement shall be null and void.

      3. Payment Dates. The Cash Payment shall be made within thirty (30) days of the IPO Closing; provided, however, that if the IPO Closing is in 2006, the Cash Payment shall be made in January 2007. The RSUs shall be granted within thirty (30) days of the IPO Closing pursuant to the form attached hereto as Exhibit B.

      4. Tax Provisions.

         (a) Tax Consequences. Employee has reviewed with Employee's own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Employee understands that Employee (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

         (b) Withholding Obligations. Employee hereby authorizes withholding from the amounts paid hereunder, as well as any payroll and any other amounts payable to Employee, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the payments to be made under this Agreement.

      5. Amendment, Modification and Entire Agreement. No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing and signed by the Employee and the President and Chief Executive Officer of the Company. No waiver by either party of any breach by the other party to this Agreement of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement. This Agreement and the Restricted Stock Units Award Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. Employee further acknowledges that as of the Effective Date, this Agreement sets forth the entire understanding between Employee and the Company regarding the cancellation of the Sale Bonus Agreement and supersedes all prior oral and written agreements on that subject. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      6. Transferability and Assignment. The rights and obligations under this Agreement are not assignable or transferable by the Employee in whole or in part otherwise than by will or under the applicable laws of descent and distribution. In addition, the payments due under this Agreement shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the payments shall not be subject to execution, attachment or similar process. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon Employee, Employee's assigns and the legal representatives, heirs and legatees of Employee's estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof. The Company may assign its rights and obligations under this Agreement to any person or entity selected by the Board.

      7. Employment At Will. Nothing in this Agreement shall confer upon Employee any right to continue in the service of the Company or its affiliates for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or its affiliates employing or retaining Employee) or of Employee, which rights are hereby expressly reserved by each, to terminate Employee's service at any time for any reason, with or without cause. If Employee's employment with the Company or any affiliate is terminated prior to the IPO Closing for "Cause" (as defined in that certain Amended and


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Restated Employment Agreement, dated as of January 1, 2004, between the
Employee and DEI Sales, Inc., a subsidiary of the Company formerly known as "Directed Electronics, Inc."), or if Employee voluntarily terminates his employment with the Company prior to the IPO Closing, this Agreement and the Sale Bonus Agreement shall be automatically terminated, and Employee shall not be entitled to receive any payment or other compensation hereunder or thereunder.

      8. Notices. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days' advance written notice under this paragraph to all other parties to this Agreement.

      9. No Trust or Fund Created. Neither this Agreement nor the grant of the RSUs shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Employee or any other person. The payments subject to this Agreement represent only the Company's unfunded and unsecured promise. To the extent that the Employee or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

      10. Employee Undertaking. Employee hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Employee or the shares of Company Common Stock deliverable pursuant to the RSUs.

      11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

      12. Interpretation. The Employee accepts this payments made under this Agreement subject to all the terms and provisions of this Agreement. The undersigned Employee hereby accepts as binding, conclusive and final all decisions or interpretations of the Company's Board of Directors upon any questions arising under this Agreement.

      13. Section 409A Amendments. The Company agrees to cooperate with Employee to amend this Agreement to the extent either the Company or Employee deems necessary to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Code Section 409A and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, but only to the extent such amendment would not have an adverse effect on the Company and would not provide Employee with any additional rights, in each case as determined by the Company, in its sole discretion.

      14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

      15. Headings. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

      16. Representations. Employee acknowledges and agrees that Employee has reviewed this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement. Without limiting the generality of the foregoing, Employee also represents and warrants to the Company as follows:


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         (a) Authorization of Transaction; Agreement Binding. Employee has full power and authority to execute and deliver, and to perform his obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of Employee, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors' rights generally.

         (b) No Conflict. The execution, delivery and performance of this Agreement by Employee do not and will not violate, conflict with, or result in a breach of or default under: (A) any applicable law, order, judgment or decree; or (B) any agreement, contract or other obligation to which Employee is a party, in each case except to the extent that such violation, conflict, default or breach could not reasonably be expected to impair Employee's ability to perform its obligations hereunder.

         (c) Opportunity to Ask Questions. Employee has had an opportunity to ask questions and receive answers concerning the capitalization of the Company, the terms of this Agreement, the Registration Statement, and the financial condition and results of operations of the Company, and has had full access to such other information concerning the Company as Employee has requested.

         (d) Certain Risk Factors. Employee has reviewed, or has had an opportunity to review, copies of the Registration Statement and the "Risk Factors" set forth therein. Employee has also reviewed, or has had an opportunity to review, such other documents and information requested by Employee to Employee's satisfaction. Employee understands the speculative nature of and risks involved in the proposed investment in the Company, and all matters relating to the structure and the operations of the Company have been discussed and explained to Employee's satisfaction, including the risks described in the Registration Statement.

         (e) Deemed Company Value. Employee understands and acknowledges that the "Deemed Company Value" reflects the deduction of various expense amounts that might not be applicable in connection with a Company "Sale Event."

EMPLOYEE:                                   DIRECTED ELECTRONICS, INC.:

/s/ James E. Minarik                   /s/ Troy D. Templeton
------------------------------         -----------------------------------------
James E. Minarik                       Troy D. Templeton,
                                       Chairman of the Board

12-01-2005                             12-01-2005
------------------------------         -----------------------------------------
Date                                   Date
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                                   Schedule 1

                                   DEFINITIONS

      "Associate Gain Program Amount" means $2,000,000.

      "Base Equity Value" means the sum of (i) the Starting Value plus (ii) the Share Price Increase minus (iii) the Share Price Decrease, minus (iv) the Shares Issued Decrement.

      "Deemed Company Value" means the remainder of (i) the Equity for Gain Share Program, minus (ii) $89,750,000.

      "Equity for Gain Share Program" means the remainder of (i) the product of
(x) the Base Equity Value multiplied by (y) 93% minus (ii) the Estimated IPO Payments, minus (iii) the Warrant Value.

      "Estimated IPO Payments" means the sum of (i) the Minarik Catch Up Payment, plus (ii) the Sub Debt Payment, plus (iii) the Trivest Termination Payment, plus (iv) the Miscellaneous Estimated IPO Expenses, plus (v) the Associate Gain Program Amount (i.e., a total of $84,975,973).

      "IPO Price" means the initial public offering price per share reflected in the final Rule 430A prospectus included in the Registration Statement.

      "Minarik Catch Up Payment" means $2,235,973.

      "Miscellaneous Estimated IPO Expenses" means $2,500,000.

      "Shares Issued Decrement" means the product of (x) the excess, if any, of 5,937,500 over the number of shares of Company Common Stock actually sold by the Company (and not the "Selling Shareholders") pursuant to the Registration Statement, multiplied by (y) the IPO Price.

      "Share Price Decrease" means the product of (x) the excess, if any, of $16.00 over the IPO Price multiplied by (y) $25,937,500.

      "Share Price Increase" means the product of (x) the excess, if any, of the IPO Price over $16.00 multiplied by (y) $25,937,500.

      "Starting Value" means $415,000,000, which is based on an anticipated IPO Price of $16.00 and the Company's anticipated sale of 5,937,500 shares pursuant to the Registration Statement.

      "Sub Debt Payment" means $74,740,000.

      "Trivest Termination Payment" means $3,500,000.

      "Warrant Value" means the product of (x) 1,420,037, multiplied by (y) the IPO Price.
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                                    EXHIBIT A

                              SALE BONUS AGREEMENT
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                                    EXHIBIT B

                      RESTRICTED STOCK UNIT AWARD AGREEMENT